Exhibit 99.B(3)(b)

BROKER-DEALER AND GENERAL AGENT

SELLING AGREEMENT

THIS AGREEMENT is effective as of                     , by and among Liberty Life Assurance Company of Boston (“Liberty Life”), Liberty Life Securities LLC (“Distributor”),                                                  ,(“Broker-Dealer”) and                      (“General Agent”).

WHEREAS, Liberty Life issues insurance products and group and individual life insurance and annuity Policies/policies and certificates participating therein, some or all of which are subject to this Agreement and specified in Schedule A (hereinafter “Policy” or  “Policies”); and

WHEREAS, some of the Policies, issued through certain of Liberty Life’s separate accounts,  may be deemed securities under the Securities Act of 1933 (“1933 Act”); and

WHEREAS, Distributor and Broker-Dealer are both broker-dealers registered with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (“1934 Act”), and members of the Financial Industry Regulatory  Authority [(“FINRA”), formerly National Association of Securities Dealers, Inc. (“NASD”)]; and

WHEREAS, Liberty Life, on behalf of certain of its separate accounts, has appointed Distributor as the principal underwriter and distributor of the Policies that are variable contracts; and

WHEREAS Broker-Dealer is a broker/dealer engaged in  the sale of securities and other investment products; and

WHEREAS General Agent is an insurance agency licensed to sell life insurance, and annuity Policies; and

WHEREAS, if General Agent and Broker-Dealer are the same person, the duties, responsibilities, and privileges of General Agent under this Agreement shall be undertaken by Broker-Dealer; and

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and promises herein contained, the parties hereto agree as follows:

1.              PURPOSE

Broker-Dealer and General Agent desire to enter into an agreement with Liberty Life and Distributor so as to have General Agent’s sub-agents who are also registered representatives of Broker-Dealer (the “Agents”) appointed as agents of Liberty Life for the purpose of selling the Policies.

2.              APPOINTMENT AND AUTHORIZATION

Distributor hereby authorizes Broker-Dealer to solicit sales of the Policies.  Liberty Life hereby appoints and authorizes General Agent to solicit sales of the Policies.  Broker-Dealer and General Agent accept such appointment and authorization, and each agrees to use its best efforts to find purchasers of the Policies acceptable to Liberty Life.  This appointment and authorization is non-exclusive.  Neither Broker-Dealer nor General Agent shall possess or exercise any authority on behalf of the Distributor or Liberty Life other than the authority expressly conferred by this Agreement.

3.              LICENSING AND APPOINTMENT OF AGENTS

a.               Broker-Dealer and General Agent are specifically authorized to designate Agents proposed to be appointed as agents of Liberty Life to solicit applications for the Policies, to deliver the Policies, and to collect the first premium thereon in conformance with applicable state laws and Liberty Life’ rules and procedures. Broker-Dealer and General Agent shall not propose an Agent for appointment unless such Agent is an “associated person” of Broker-Dealer (as defined in Section 3(a)(8) of the 1934 Act), duly registered as a representative of Broker-Dealer and duly licensed as an insurance agent in the state(s) in which it is  proposed that such Agent engage in solicitation of sales of the Policies.  Broker-Dealer and General Agent together shall be responsible for such Agents’ continuing compliance with applicable securities registration requirements and state insurance agent licensing laws.

b.              Broker-Dealer and General Agent shall assist Liberty Life and Distributor in the appointment of Agents under applicable insurance laws to sell the Policies.  Broker-Dealer and General Agent shall comply with Liberty Life’s requirements, as Liberty Life in its sole discretion may establish and change from time to time, in submitting licensing or appointment documentation for Agents.  All such documentation shall be submitted by Broker-Dealer or General Agent to Liberty Life or its designated agent licensing administrator.

c.               Liberty Life agrees to pay the initial appointment fee required under relevant state insurance laws to appoint Agents as agents of Liberty Life for the sale of Policies.  General Agent will be responsible for paying all other state insurance licensing fees with respect to the Agents, including transfer fees and termination fees.  Broker-Dealer shall be responsible for all fees, including registration and examination fees, necessary to maintain the Agents’ continuing compliance with applicable securities registration requirements.

d.              Liberty Life reserves the right to refuse to appoint any such designated Agent or, once appointed, to terminate or refuse to renew such Agent’s appointment.

4.     SUPERVISION OF REPRESENTATIVES AND AGENTS

a.               Broker-Dealer shall be responsible for training and supervision of all Agents and other persons associated with Broker-Dealer who are involved directly or indirectly in the offer or sale of the variable Policies and all such persons shall be subject to the control of Broker-Dealer with respect to such person’s activities in connection with the sale of such Policies.  General Agent shall be responsible for training and supervision of all Agents who are involved directly or indirectly in the offer or sale of the Policies and for such Agents’ compliance with applicable state insurance laws.  Distributor and Liberty Life shall not have responsibility for the training and supervision of any Agent.  Broker-Dealer and General Agent each agree to comply with Liberty Life’s statement, rules and procedures in support of the concepts in the Principles and Code of Ethical Market Conduct of the Insurance Marketplace Standards Association (the “IMSA Principles and Code”), as such statement,rules and procedures may be amended from time to time, and to engage in active and fair competition as contemplated by the IMSA Principles and Code.  A copy of Liberty Life’s current statement in support of the IMSA Principles and Code is attached as Exhibit A.

b.              Broker-Dealer, in the case of variable Policies, and General Agent, in the case of non-variable Policies shall be responsible for supervising and reviewing Agents’ use of sales literature and advertising and all other communications with the public in connection with the Policies.  No sales solicitation, including the delivery of supplemental sales literature or other such materials, shall occur, be delivered to or used with a prospective purchaser unless accompanied or preceded by the appropriate then current prospectus, the then current prospectus for the underlying funds funding the variable Policy, and where required by state insurance law, the then current statement of additional information.

c.               Broker-Dealer is specifically charged with the responsibility of supervising its Agents’ compliance with all applicable suitability requirements under federal or state securities law or the regulations of FINRA. General Agent is specifically charged with the responsibility of supervising its Agents’ compliance with all applicable suitability requirements under state insurance law. Broker-Dealer and General Agent are specifically charged with providing or arranging for adequate training to ensure that Agents have thorough knowledge of each Policy and the ability to make appropriate product presentations, needs analyses, and/or suitability determinations, as applicable, in compliance with applicable law and Distributor’s or Liberty Life’s procedures.  Broker-Dealer, General Agent and Agents shall not recommend the purchase of a non-variable life insurance Policy to a prospective purchaser unless they have reasonable grounds to believe that such purchase meets the insurable needs of the prospective purchaser and is in accordance with applicable regulations.  Broker-Dealer, General Agent and the Agents shall not recommend the purchase of a variable Policy or annuity Policy to a prospective purchaser unless they have reasonable grounds to believe that such purchase is suitable for the prospective purchaser and is in accordance with applicable regulations of any regulatory authority, including state insurance and securities authorities, the SEC and FINRA.  While not limited to the following, a determination of suitability of a recommended product shall be based on information concerning the prospective purchaser’s insurance and investment objectives, risk tolerance, need for liquidity, and financial and insurance situation and needs.

d.              Broker-Dealer shall execute any electronic or telephone orders only in accordance with the current prospectus applicable to the Policies and agrees, that in consideration for the telephone transfer privileges, Liberty Life will not be liable for any loss incurred as a result of acting upon electronic or telephone instructions containing unauthorized, incorrect or incomplete information received from Broker-Dealer or its representatives.

e.               Upon request by Liberty Life, Broker-Dealer and General Agent shall furnish appropriate records or other documentation to evidence Broker-Dealer’s and General Agent’s diligent supervision which shall include but not be limited to : (i) a certification from a senior manager of the Broker-Dealer or General Agent or both, as the case may be, responsible for supervising its Agents’ compliance with all applicable suitability requirements pursuant to Section 4(c) that the manager has a reasonable basis to represent, and does represent, that the Broker-Dealer or General Agent is meeting its obligations under Section 4(c) and (ii) the Broker-Dealer or General Agent promptly providing to Liberty Life such documents as Liberty Life may reasonably request to determine whether the Broker-Dealer or General Agent is meeting its obligations under Section 4(c).

f.                 If an Agent performs any unauthorized transaction with respect to a Policy, Broker-Dealer and General Agent shall bear sole responsibility, shall notify Liberty Life, and shall act to terminate the sales activities of such Agent relating to the Policies.

g.              If an Agent fails to meet Broker-Dealer’s or General Agent’s rules and standards, Broker-Dealer or General Agent, as the case may be, shall notify Liberty Life, and shall act to terminate the sales activities of such Agent relating to the Policies.

5.              SALES PROMOTION MATERIAL AND ADVERTISING

a.               During the term of this Agreement, Distributor will be responsible for providing and approving promotional, sales and advertising material to be used by Broker-Dealer and General Agent  in connection with the offer and sale of Policies. Distributor will file such materials or will cause such materials to be filed with the SEC and FINRA, and with any state securities regulatory authorities, as required.  Liberty Life and Distributor reserve the right to require the recall of any material approved by it at any time for any reason, and Broker-Dealer and General Agent shall promptly comply with any such request and shall not use such material thereafter.

b.              Broker-Dealer, General Agent and Agents authorized to sell the Policies that are variable Policies shall use only the effective current prospectuses, statements of additional information (“SAIs”) and other materials authorized by Liberty Life for use in soliciting the sale of those variable Policies.  Distributor will provide the Broker-Dealer and the General Agent, without charge, with as many copies of the prospectuses for the variable Policies and the underlying investment funds as may be reasonably requested.  Upon receipt of updated documentation, the Broker-Dealer and the General Agent will promptly discard or destroy all copies of such material previously provided to them, except as needed to maintain proper records.  Liberty Life and Distributor reserve the right to require the recall of any such material at any time for any reason, and Broker-Dealer and General Agent shall promptly comply with any such request and shall not use such material thereafter.

c.               Broker-Dealer and General Agent are not authorized, and may not authorize anyone else, to give any information or to make any representation concerning Liberty Life, the Policies, the Variable Account or the funding media for the Policies other than those contained in the current materials authorized for use by Liberty Life.  Broker-Dealer, General Agent, and their Agents may not modify or represent that they are authorized to modify any such prospectus, SAI or other materials authorized by Liberty Life for use in soliciting the sale of the Policies.

6.              OBLIGATIONS OF BROKER-DEALER AND GENERAL AGENT

a.               All solicitations for variable Policies will be made only by Agents who are registered representatives of Broker-Dealer and duly licensed insurance agents and appointed by Liberty Life.  Continued solicitation for the Policies shall be contingent upon the continuing qualification of such Agents by possession of the required licenses, appointments, and registrations.  Broker-Dealer and General Agent shall notify Distributor immediately in writing if any Agent appointed by Liberty Life ceases to be a registered representative of Broker-Dealer or ceases to be properly licensed in any state.  Solicitation may occur only in those states in which Liberty Life is admitted to do business and in which the Policies have been approved for sale by the appropriate regulatory authority.

b.              All applications for Policies will be made on application forms supplied by Liberty Life.  Broker-Dealer and General Agent shall review all applications for completeness and correctness, as well as compliance with applicable suitability standards, including those specified above.  Broker-Dealer will promptly, but in no case later than the end of the next business day following receipt by Broker-Dealer or an Agent, forward completed applications to Liberty Life in accordance with Liberty Life’s administrative procedures.  An appropriate principal of Broker-Dealer shall approve each such application for a variable Policy as to suitability before forwarding such application to Liberty Life.   Applications shall be accompanied by any premium payment received with such applications, without deduction for any compensation, unless there has been mutual arrangement for net wire transmissions between Distributor, Liberty Life, Broker-Dealer and General Agent.  Applications shall be sent to Liberty Life at the address shown on the application or such other address as Liberty Life may specify from time to time.  Checks or money orders for the payment of premiums shall be drawn to the order of “Liberty Life Assurance Company of Boston”.  Neither Broker-Dealer nor General Agent has authority to deposit or endorse checks payable to Liberty Life without the prior written approval of Liberty Life.  Liberty Life has the right to reject any application for a Policy and return any premium payment made in connection with the sale of the Policies.

c.               Policies issued on accepted applications shall be delivered to the Policy Owner according to procedures established by Liberty Life.  If Liberty Life forwards a Policy to Broker-Dealer or General Agent for delivery, Broker-Dealer or General Agent shall cause each such Policy to be delivered to the Policy Owner within four days of  receipt.  Broker-Dealer and General Agent shall be liable to Liberty Life for any loss incurred by Liberty Life (including consequential damages and regulatory penalties) as a result of any delay by Broker-Dealer,  General Agent or Agent in delivering a Policy.

d.              Broker-Dealer and General Agent shall promptly pay any and all commissions and other compensation due to its Agents in connection with the sale of the Policies.

e.               Broker-Dealer and General Agent agree to comply with the established rules and regulations of Liberty Life now in effect or which may be established hereafter.  Broker-Dealer and General Agent shall be responsible to Distributor and Liberty Life for their and the Agents’ acts and omissions.

f.                 Broker-Dealer and General Agent each agree to carry out their respective sales and administrative activities and obligations under this Agreement in continuous compliance with federal and state laws and regulations, including those governing securities and insurance-related activities or transactions, as applicable. In addition, Broker-Dealer and General Agent agree to cooperate with Liberty Life  in Liberty Life’s compliance with the USA PATRIOT Act of 2001, as amended (“Act”) including, but not limited to, limited to, (i) complying with Liberty Life’s training requirements related to the Act with respect to anti-money laundering, (ii) providing Liberty Life with such information as Liberty Life requests in order for Liberty Life to comply with the Act’s requirements to report suspicious activity, and (iii) maintaining appropriate records and documentation demonstrating compliance with the Act for time periods prescribed by applicable laws and regulations. Broker-Dealer and General Agent shall notify Distributor and Liberty Life immediately in writing if Broker-Dealer and/or General Agent fail to comply with any of the laws and regulations applicable to either of them.

7.              INDEPENDENT CONTRACTOR

Broker-Dealer, General Agent, and the Agents are performing the acts covered by this Agreement in the capacity of independent contractors and not as an employee of Liberty Life or Distributor.  Broker-Dealer and General Agent shall be free and independent to exercise their own judgment as to the persons from whom insurance will be solicited as well as the time, place and manner of such solicitation.

8.              REPRESENTATIONS

a.               Liberty Life, Distributor, Broker-Dealer and General Agent each represents to one another that it and the officers signing below have full power and authority to enter into this Agreement, and that this Agreement has been duly and validly executed by it and constitutes a legal, valid and binding agreement.

b.              Distributor represents to Broker-Dealer that Distributor is registered as a broker-dealer with the SEC  under the 1934 Act and under the state securities laws of each jurisdiction in which such registration is required for underwriting the Policies, and that it is a member of FINRA.

c.               Broker-Dealer represents to Distributor that Broker-Dealer is, and at all times when performing its functions and fulfilling its obligations under this Agreement will be, registered with the SEC as a broker-dealer under the 1934 Act and under the state securities laws of each jurisdiction in which such registration is required for the sale of the Policies, and a member of FINRA.  Broker-Dealer will notify Distributor in writing if any such registration is terminated or suspended.

d.              General Agent represents to Distributor and Liberty Life that General Agent is, and at all times when performing its functions and fulfilling its obligations under this Agreement, will be, a properly licensed insurance agency in  each jurisdiction in which such licensing is required for the sale of the Policies.

e.               Liberty Life represents to Broker-Dealer that the variable Policies, including any variable account(s) supporting such Policies, shall comply in all material respects with the registration and other applicable requirements of the 1933 Act and the Investment Company Act of 1940, and the rules and regulations thereunder, including the terms of any order of the SEC with respect thereto.

f.                 Liberty Life represents to Broker-Dealer that the prospectuses included in Liberty Life’s Registration Statement for the variable Policies, and in post-effective amendments thereto, and any supplements thereto, as filed or to be filed with the SEC, as of their respective effective dates, contain or will contain in all material respects all statements and information which are required to be contained therein by the 1933 Act and conform or will conform in all material respects to the requirements thereof.

9.              COMPENSATION

a.               Broker-Dealer and General Agent shall be paid compensation for the sale of Policies as set forth in the Policies and Compensation Schedule attached as Schedule A hereto. Liberty Life and Distributor may change such compensation prospectively as of a specified date, provided such date is at least ten days after the date the change is mailed to Broker-Dealer’s last known address.  Any such change will apply only to Policies issued pursuant to applications taken on or after the effective date of the change.  Liberty Life  and Distributor shall not be obligated to pay such compensation with respect to a Policy until Distributor has received its compensation with respect to such Policy from Liberty Life.

b.              Compensation to the Agents for Policies that they solicit and that are issued by Liberty Life shall be governed by agreements between Broker-Dealer and General Agent and the Agents.   Payment of compensation for the Policies sold  will be the Broker-Dealer’s or General Agent’s exclusive responsibility, as the case may be based on the types of Policies sold.  General Agent shall have no interest in any compensation paid by Liberty Life to Distributor, now or hereafter, in connection with the sale of any Policies under this Agreement.

c.               Neither Broker-Dealer nor General Agent shall, directly or indirectly, expend or Policy for the expenditure of any funds of the Distributor or Liberty Life. Broker-Dealer and General Agent shall each pay all expenses incurred by each of them in the performance of this Agreement, unless otherwise specifically provided for in this Agreement or Distributor shall have agreed in advance in writing to share the cost of certain expenses.

10.       NOTIFICATION OF CUSTOMER COMPLAINTS OR DISCIPLINARY PROCEEDINGS

a.               Broker-Dealer and General Agent will promptly notify Distributor and Liberty Life of any customer complaint or notice of any regulatory investigation or proceeding received by Broker-Dealer, General Agent, or their respective affiliates relating to the Distributor, Liberty Life, any associated person of Distributor or Liberty Life, or the Policies, or any or threatened or filed arbitration action or civil litigation arising out of solicitation of the Policies.

b.              Broker-Dealer and General Agent shall cooperate with Distributor and Liberty Life in investigating and responding to any such complaint, regulatory investigation or proceeding, arbitration, or civil litigation, and in any settlement or trial of any actions arising out of the conduct of business under this Agreement.

c.               Any response by Broker-Dealer or General Agent to an individual customer complaint will be sent to Liberty Life and Distributor for approval not less than five (5) business days prior to it being sent to the customer, except that if a more prompt response is required, the proposed response may be communicated by telephone, facsimile or in person.

11.  INDEMNIFICATION

a.               Broker-Dealer and General Agent, jointly and severally, shall indemnify and hold harmless Liberty Life, Distributor, and their respective affiliates, officers, directors, employees and agents against any and all loss, claim, damage, liability or expense (including reasonable attorneys’ fees), joint or several, insofar as such loss, claim, damage, liability or expense arises out of or is based upon any breach of this Agreement, any applicable law or regulation, or any applicable rule of any self-regulatory organization, by Broker-Dealer, General Agent, and/or any of the Agents.  This indemnification will be in addition to any liability which the Broker-Dealer and General Agent may otherwise have.

b.              Liberty Life and Distributor, jointly and severally, shall indemnify and hold harmless Broker-Dealer, General Agent, and their respective affiliates, officers, directors, employees and agents against any and all loss, claim, damage, liability or expense (including reasonable attorneys’ fees), joint or several, insofar as such loss, claim, damage, liability or expense arises out of or is based upon any breach of this Agreement, by Liberty Life or the Distributor.  This indemnification will be in addition to any liability which Liberty Life  and the Distributor may otherwise have.

12.       ASSOCIATED INSURANCE AGENCY

Broker-Dealer and General Agent represent that they are in compliance with the terms and conditions of no-action letters issued by the staff of the SEC with respect to non-registration as a broker-dealer of an insurance agency associated with a registered broker-dealer.  Broker-Dealer and General Agent shall notify Distributor immediately in writing if Broker-Dealer and/or such Agency fail to comply with any such terms and conditions and shall take such measures as may be necessary to comply with any such terms and conditions.  If General Agent is the same person as Broker-Dealer, this Paragraph 12 does not apply, and Broker-Dealer shall undertake all the duties, responsibilities and privileges under this Agreement.

13.  FIDELITY BOND COVERAGE

Broker-Dealer represents that it and its directors, officers, employees, and registered representatives are and shall be covered by a blanket fidelity bond, issued by a reputable bonding company. This bond shall be maintained by Broker-Dealer at Broker-Dealer’s expense. Such bond shall be, at least, of the form, type and amount required under the NASD Conduct Rules, and conduct rules adopted by FINRA as successor to the NASD.  Distributor may require evidence, satisfactory to it, that such coverage is in force, and Broker-Dealer shall give prompt written notice to Distributor of any cancellation or change of coverage. Broker-Dealer assigns any proceeds received from the fidelity bonding company to Liberty Life to the extent of its loss due to activities covered by the bond, and to Distributor to the extent of its loss due to activities covered by the bond.  Failure to secure and maintain same shall be grounds for immediate termination of this Agreement for cause.

14.  CONFIDENTIALITY

Each party to this Agreement shall maintain the confidentiality of any client list or any other proprietary information that they may acquire in the performance of this Agreement and shall not use such information for any purpose unrelated to this Agreement without the prior written consent of the other party.

Each party to this Agreement further agrees to hold in confidence any and all non-public personally identifiable information about consumers or customers for the Policies (individually and collectively, “Consumer/Customer Information”) obtained from each other during the term of this Agreement. “Non-public personally identifiable information” is financial or medical information of or concerning a private person which either has been obtained from sources which are not available to the general public or obtained from the person who is the subject and which information is included in data files exchanged by the parties hereto.  For the purposes hereof the terms shall include data elements such as names and addresses of individuals.  All such information shall be maintained in confidence and not further transferred nor used for any purposes other than as permitted hereunder.  The parties further agree not to disclose Consumer/Customer Information to nonaffiliated third parties except as may be:

1.               necessary to carry out the joint marketing or in the ordinary course of business to carry out that joint marketing;

2.               necessary to effect, administer, service or enforce products and services obtained under this Agreement; or,

3.               required or permitted by law.

Each party to this Agreement agrees to apply reasonable customary business practices to protect and secure Consumer/Customer Information from unauthorized release or distribution and to limit access and usage of such information to those employees, officers, agents and representatives necessary to provide the products and services under this Agreement.  The parties agree that the obligations contained in this provision shall survive the termination of this Agreement.

General Agent and Broker-Dealer shall notify Liberty Life and Distributor without unreasonable delay, unless an applicable law enforcement agent has directed General Agent and Broker Dealer to delay notification as provided by applicable law, of any breach of security, intrusion, or any unauthorized access, acquisition, disclosure, or use of Customer/Claimant information (collectively “Breach”).  General Agent and Broker-Dealer shall take prompt corrective action to cure or mitigate any such Breach and shall take all actions pertaining to any such Breach required by applicable federal and state laws and regulations.

General Agent and Broker-Dealer shall from time to time during regular business hours and upon reasonable notice permit Liberty Life to perform security audits of General Agent’s and Broker-Dealer’s facilities and equipment, and such other audits as may be necessary to ensure General Agent’s and Broker-Dealer’s compliance with the terms and conditions of this Agreement including but not limited to all requirements related to the protection of Consumer/Customer Information, which audits shall be performed at Liberty Life’s sole expense.

15.  TERMINATION

a.               Any party may terminate this Agreement without cause upon thirty days written notice to the other party at its last known business address.

b.              This Agreement will terminate automatically if Broker-Dealer or General Agent cease to have the requisite regulatory licenses.

c.               This Agreement may be terminated by Liberty Life or Distributor for cause.  Termination for cause will become effective upon the mailing of a notice of termination to Broker-Dealer’s or General Agent’s last known address, if the reasons for the termination include conversion, fraud, embezzlement or similar activity.  Otherwise, a reasonable opportunity for cure will be provided, and the termination will be effective at the end of the cure period unless the grounds for termination have been corrected to Liberty Life’s and Distributor’s satisfaction.

d.              This Agreement may be terminated immediately for cause upon an event of default.  Such termination shall be deemed to occur as of the date immediately preceding the event of default.  An “event of default” shall occur when (i) the first of Broker-Dealer or General Agent files for bankruptcy, or financial or corporate reorganization under federal or state insolvency law, resulting in an impairment of such person’s ability to perform the services contemplated herein; or (ii) applicable laws or regulations prohibit Broker-Dealer or General Agent from continued marketing of the Policies.

e.               Failure of Liberty Life and/or Distributor to terminate this Agreement upon knowledge of a cause shall not constitute a waiver of the right to terminate at a later time for such cause.  If this Agreement is terminated for cause with no opportunity to cure as described above, all rights to compensation which might otherwise be payable under this Agreement shall cease and Broker-Dealer’s and General Agent’s right, title and interest in and to such commissions and compensation shall be forever barred.  If the parties litigate this provision of the Agreement, the unsuccessful litigant shall pay to the successful litigant all costs and expenses, including attorneys’ fees and court costs, incurred by the successful litigant at trial and on appeal.

f.                 No provision of this Agreement shall continue in force after any termination, other than Paragraphs 5, 10, 11, 14, 16, and 18.

16.       ASSIGNMENT

This Agreement, or any compensation due hereunder, may not be assigned by any party except by mutual consent of all other parties.

17.  AMENDMENTS

Except as stated in Paragraph 9.a., no amendment to this Agreement will be effective unless it is in writing and signed by all the parties hereto.

18.  BOOKS AND RECORDS

a.               General Agent shall maintain such books and records concerning the activities of the Agents as may be required by the appropriate regulatory agencies that have jurisdiction and that may be reasonably required by Distributor and/or Liberty Life to reflect adequately the Policies and associated transactions processed through General Agent. Broker-Dealer represents that it maintains and shall maintain appropriate books and records concerning the activities of the Agents as are required by the SEC, FINRA and other agencies having jurisdiction and that may be reasonably required by Distributor and/or Liberty Life to reflect adequately the Policies and associated transactions processed through Broker-Dealer.  General Agent and Broker-Dealer shall make such books and records available to Distributor and/or Liberty Life at any reasonable time upon written request by Distributor or Liberty Life.

b.              The parties shall promptly furnish each other any reports and information that another party may reasonably request for the purpose of meeting its reporting and recordkeeping requirements under the insurance laws of any state, under any applicable federal or state securities laws, rules or regulations, or under the rules of FINRA.

19.       NOTICE

a.               In the event of sale, transfer or assignment or a controlling interest in Broker-Dealer or General Agent, notice shall be provided in writing to Distributor no less than thirty days prior to the closing date.

b.              All notices to Liberty Life and Distributor under this Agreement shall be given in writing and addressed as follows:

Liberty Life Securities LLC	Liberty Life Assurance Company of Boston
100 Liberty Way	175 Berkeley Street
Dover, New Hampshire 03820	Boston, Massachusetts 02117
Attention: President	Attention: Stephen Batza, Executive Vice President

Copy to:

Liberty Life Assurance Company of Boston

175 Berkeley Street

Boston, Massachusetts 02117

Attention:  William J. O’Connell, Vice President and General Counsel

All notices to Broker-Dealer and General Agent shall be mailed to their respective address shown on the signature page or to such other person as they may designate in writing.  All notices shall be either hand delivered or transmitted by certified United States mail, return receipt requested, and shall be effective upon delivery.

20.       SEVERABILITY

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

21.  CONSTRUCTION

This Agreement shall be subject to the provisions of the 1934 Act and, to the extent applicable, the 1940 Act and the rules, regulations and rulings thereunder and of FINRA, from time to time in effect, including such exemptions from the 1940 Act as the SEC may grant, and the terms hereof shall be interpreted and construed in accordance therewith.

22.  GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BROKER-DEALER	GENERAL AGENT

Name	Name

Federal Tax Identification	Federal Tax Identification

Street Address	Street Address

City/State/Zip	City/State/Zip

By:	By:
Signature	Signature

Name & Title:	Name & Title:
(Please print)	(Please print)

Date:	Date:

LIBERTY LIFE ASSURANCE COMPANY	LIBERTY LIFE SECURITIES LLC
OF BOSTON

By:	By:
Signature	Signature

Name & Title:	Name & Title:
(Please print)	(Please print)

Date:	Date:

EXHIBIT A

Statement in Support of IMSA Principles and Code

Insurance Marketplace Standards Association

Our commitment to ethical marketing practices

Liberty Life Assurance Company of Boston has qualified for membership in IMSA, an organization dedicated to maintaining the highest standards of ethics in the sale and marketing of individual life insurance and annuity products.  Only companies that adopt the IMSA Principles and pass a rigorous assessment of their market practices are eligible for membership.

Liberty Life subscribes to the following six

IMSA Principles of Ethical Market Conduct:

1.     To conduct business according to high standards of honesty and fairness and to render that service to its customers which, in the same circumstances, it would apply to or demand for itself.

2.     To provide competent and customer-focused sales and service.

3.     To engage in active and fair competition.

4.     To provide advertising and sales materials that are clear as to purpose and honest and fair as to content.

5.     To provide a fair and expeditious handling of customer complaints and disputes.

6.     To maintain a system of supervision and review that is reasonably designed to achieve compliance with these principles of ethical market conduct.

SCHEDULE A

POLICIES AND COMPENSATION SCHEDULE

Effective   MM/DD/YYYY

This Schedule A, effective                 is renamed and replaces that certain Exhibit C dated                      and is attached to and made a part of the most current executed Selling Agreement between Liberty Life Assurance Company of Boston (Liberty Life), Liberty Life Securities LLC (LLS),                         (General Agent) and                            (Broker Dealer), and is subject to all the terms and conditions of the Selling  Agreement.

The compensation for the variable life insurance and annuity products (the “Policies”) referred to in the Selling Agreement is as follows:

1.               New Business Commission and Expense Reimbursement Allocation:

BROKER-DEALER shall receive commissions and expense reimbursement allowance, as provided below, based on the new annualized premium received on Policy applications written through Broker-Dealer after receipt by Liberty Life of the premium payment and issuance of the Policy and for each Policy for which Broker-Dealer is the broker-of-record.

A.    FOR SINGLE PAYMENT VARIABLE UNIVERSAL LIFE INSURANCE POLICIES:

BROKER-DEALER shall receive commissions of      % of the initial payment for Policies issued on insured ages 0-80 and receive commissions of            % for Policies issued on insured ages 81-85, for each Policy for which Broker-Dealer is the broker-of-record.

B.             FOR FLEXIBLE PAYMENT VARIABLE UNIVERSAL LIFE INSURANCE POLICIES:

BROKER-DEALER shall receive

•      Commissions at the rate of      % of the first year’s commissionable premium as defined in the Policy after receipt by Liberty Life of the first premium payment and issuance of the Policy and               % of premium payments exceeding the first year’s commissionable premium received in a policy year.

The commissionable premium is the minimum premium up to issue age 70.  For issue ages over 70, commissionable premium is the minimum premium for a 70 year old.  Commissionable premiums exclude flat extra ratings.

•      Override at the rate of             % of the premium received up to the first year’s commissionable premium after receipt by Liberty Life of the first premium payment and issuance of a Policy.

•      Expense Reimbursement Allowance at the rate of        % of each premium payment received by Liberty Life, as it is received, for the first Policy year, up to the commissionable premium.

•      Renewal Commissions for year 2 and thereafter for the life of the Policy of       % of each premium payment, as it is received.

However, no compensation shall be paid on payment received from a Policy owner when an existing life insurance or annuity contract issued by Liberty Life on the same life has lapsed, been terminated or surrendered, been continued on a nonforfeiture option, or been changed, modified or converted in any manner within six months of the date of the application for the new Policy or twelve months after the issue date of the new Policy, except to the extent that the first years annualized premium for the new Policy exceeds the first years annualized premium from the existing contract.

2.               Return of Compensation in Specified Circumstances

The following rules regarding chargebacks shall apply in connection with the offer and sale of Policies under the Selling Agreement:

a)              In the event that:

i.  a payment is returned because Liberty Life rejects the application for the Policy under which such payment has been paid or because the payment, or the related application, is not timely received by Liberty Life as required herein, or a refund is made because a purchaser exercises his or her free look right under a Policy; or

ii.  within the first thirteen months after the date on which a Policy was issued, the purchaser surrenders the Policy, or otherwise rescinds the Policy, or the Policy lapses; then, in any such event, Broker-Dealer shall not be entitled to any compensation with respect to such Policy, and any and all compensation previously received by Broker-Dealer based on all payments paid into the Policy shall be repaid to Distributor, and Broker-Dealer shall pay any loss incurred as a result of a payment being returned which was not timely received or for which an application was not timely received by Liberty Life.

b)                                  If and to the extent that any loans or partial withdrawals are made with respect to any Policy during the first year after issuance, the compensation due to Broker-Dealer shall be recomputed as though the amount of the loan or partial withdrawal had never been paid as a payment.

c)                                   If and to the extent that a Policy is exchanged for another Policy during the first policy year of the Policy, the compensation due to Broker-Dealer shall be recomputed as though the Policy had never been issued.

Distributor shall have the right to collect from Broker-Dealer or to withhold from future payments of compensation due to Broker-Dealer under the Selling Agreement an amount equal to any reduction in compensation effected by this Schedule A, to the extent permitted by applicable law; provided, however, that this option on the part of Distributor shall not prevent both Distributor and Broker-Dealer or either of them from pursuing any other means or remedies available to them to recover such compensation.   Distributor agrees to notify Broker-Dealer and General Agent within thirty days after it receives notice from Liberty Life of any premium refund or a commission charge back.  For purposes of this Schedule A, the payment of a death benefit pursuant to the terms of a Policy shall not be deemed a surrender or rescission by a purchaser.